Mark A. Absher
121 Abercairn Drive
Franklin, TN  37064
internetlawyer@yahoo.com

April 25, 2008

MotivNation, Inc.
Attn: George LeFevre
18101 Von Karman Avenue
Suite 330
Irvine, CA  92612
Fax 888-258-6456

Re: Resignation

Dear George:

This letter will serve as official notice of my resignation effective immediately from any and all positions held with MotivNation.

It has been a pleasure to serve the organization, and I wish you and MotivNation the best in all endeavors.

Sincerely,

/s/ Mark A. Absher
Mark A. Absher